EXHIBIT 11
                                                                      ----------

                         CHATTEM, INC. AND SUBSIDIARIES
                         ------------------------------
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS FOR THE YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            2002           2001           2000
                                                         ----------     ----------     ----------
NET INCOME (LOSS):
  Income (loss) before extraordinary gain
    (loss) and change in accounting principle .......    $   18,900     $    8,395     $     (197)
  Extraordinary gain (loss) .........................            --          6,948           (920)
  Change in accounting principle ....................        (8,877)            --           (542)
                                                         ----------     ----------     ----------
     Net income (loss) ..............................    $   10,023     $   15,343     $   (1,659)
                                                         ==========     ==========     ==========

NUMBER OF COMMON SHARES:
  Weighted average outstanding ......................        18,607         17,854         18,822
  Issued upon assumed exercise of outstanding stock
     options and stock warrants .....................           644            190             --
  Effect of issuance of restricted common shares ....            93             32             --
                                                         ----------     ----------     ----------
  Weighted average and potential dilutive outstanding        19,344         18,076         18,822
                                                         ==========     ==========     ==========

NET INCOME (LOSS) PER COMMON SHARE:
  Basic:
     Income (loss) before extraordinary gain (loss)
       and change in accounting principle ...........    $     1.02     $      .47     $     (.01)
     Extraordinary gain (loss) ......................            --            .39           (.05)
     Change in accounting principle .................          (.48)            --           (.03)
                                                         ----------     ----------     ----------
        Total basic .................................    $      .54     $      .86     $     (.09)
                                                         ==========     ==========     ==========
  Diluted:
     Income (loss) before extraordinary gain (loss)
       and change in accounting principle ...........    $      .98     $      .47     $     (.01)
     Extraordinary gain (loss) ......................            --            .38           (.05)
     Change in accounting principle .................          (.46)            --           (.03)
                                                         ----------     ----------     ----------
        Total diluted ...............................    $      .52     $      .85     $     (.09)
                                                         ==========     ==========     ==========

Note: The share and per share amounts have been adjusted for the effect of the 2 for 1 split of the Company's common stock on November 29, 2002.